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                                                            OMB APPROVAL
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                                                  OMB Number 3235-0287
                                                  Expires: September 30, 1998
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Carey                            William                 P.
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   (Last)                           (First)             (Middle)

525 Park Avenue
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                                    (Street)

  New York                            NY                  10021
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


W.P. Carey & Co. LLC ("WPC")
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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year


               6/00
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

                      Chairman and Chief Executive Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                2.                  Code         ------------------------------- Owned at End   (D) or    Indirect
1.                              Transaction         (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security               Date                ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                      (Month/Day/Year)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Listed Shares                         6/19/00          J(1)         568,765     A                                  I    By Carey
                                                                                                                         Management
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Listed Shares                         6/28/00          J(1)           2,308      A                                  D
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Listed Shares                         6/28/00          J(1)           5,355      A                                  D
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Listed Shares                         6/29/00          J(1)          23,370      A                                  D
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Listed Shares                         6/28/00          J(1)         258,049      A                                  I   By W.P.
                                                                                                                         Carey &
                                                                                                                         Co. Inc.
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Listed Shares                         6/29/00          J(1)       2,375,478      A                                  I   By W.P.
                                                                                                                         Carey &
                                                                                                                         Co. Inc.
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Listed Shares                         6/28/00          J(1)          41,231      A                                  I   By W.P.
                                                                                                                         Carey
                                                                                                                         Corp.
                                                                                                                         Properties
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Listed Shares                         6/29/00          J(1)         414,239      A                                  I   By W.P.
                                                                                                                         Carey
                                                                                                                         Corp.
                                                                                                                         Properties
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Listed Shares                         6/28/00          J(1)          17,591      A                                  I   By Seventh
                                                                                                                         Carey Corp.
                                                                                                                         Prop.
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Listed Shares                         6/29/00          J(1)         176,527      A                                  I   By Seventh
                                                                                                                         Carey Corp.
                                                                                                                         Prop.
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Listed Shares                         6/28/00          J(1)          66,224      A                                  I   By Eighth
                                                                                                                         Carey Corp.
                                                                                                                         Prop.
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Listed Shares                         6/29/00          J(1)         665,490      A                                  I   By Eighth
                                                                                                                         Carey Corp.
                                                                                                                         Prop.
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Listed Shares                         6/28/00          J(1)          27,858      A                                  I   By Ninth
                                                                                                                         Carey Corp.
                                                                                                                         Prop.
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Listed Shares                         6/28/00          J(1)         279,631      A                                  I   By Ninth
                                                                                                                         Carey Corp.
                                                                                                                         Prop.
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Listed Shares                         6/19/00          S              2,680      D     $16.99                       I   By W.P.
                                                                                                                         Carey &
                                                                                                                         Co. Inc.
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Listed Shares                         6/19/00          S              2,868      D     $16.99                       I   By Carey
                                                                                                                         Corp. Prop.
                                                                                                                         Inc.
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Listed Shares                         6/19/00          S                926      D     $16.99                       I   By 7th
                                                                                                                         Carey Corp.
                                                                                                                         Prop. Inc.
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Listed Shares                         6/19/00          S              1,163      D     $16.99                       I   By 8th
                                                                                                                         Carey Corp.
                                                                                                                         Prop.
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Listed Shares                         6/19/00          S                878      D     $16.99                       I   By 9th
                                                                                                                         Carey Corp.
                                                                                                                         Prop.
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Listed Shares                         6/19/00          S            514,201      D     $16.99   5,747,435           I   By Carey
                                                                                                                         Management
                                                                                                                         LLC
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).


                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

(1) Shares acquired as a result of the liquidation and distribution of the assets of Carey Management as part of the merger between Carey Management and Carey Diversified LLC.


/s/  William P. Carey                                             7/10/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1474 (7-96)